Exhibit 2.17

                AGREEMENT FOR PURCHASE OF LLC MEMBERSHIP INTEREST

         This   AGREEMENT   FOR  PURCHASE  OF  LLC   MEMBERSHIP   INTEREST  (the
"Agreement") is made as of the 28 day of January, 2004, among David A. Hoeft ("Hoeft"), Todd J. Wolfe ("Wolfe"), (collectively, the "Sellers") and Tina D. Mercer ("Mercer"), Premiere Credit of North America, LLC, an Indiana Limited Liability Company having a place of business at 2002 N. Wellesley Blvd., Indianapolis, IN 46219 ("the Company"), and Nelnet, Inc., a Nevada corporation, having a place of business at 121 South 13th Street, Suite 201, Lincoln, Nebraska, 68508 ("Purchaser"), concerning Membership interests in the Company.

                              W I T N E S S E T H :

         WHEREAS, Sellers and Mercer are the owners in the aggregate of one hundred percent (100%) of the membership interests (the "Interests") of the Company; and

         WHEREAS, the Company is in the business of providing collection of accounts and related services to student loan lenders and others (the "Company Business"); and

         WHEREAS, Sellers wish to sell to Purchaser and Purchaser wishes to purchase from Sellers fifty percent (50%) of the Interests; and

         WHEREAS, Purchaser wishes to invest in and make a capital contribution to Company for the purchase of certain real estate and other potential investments; and

         WHEREAS, Purchaser desires that Hoeft and Wolfe remain as employees of the Company after the Closing as further set forth in those certain Employment Agreements between each of Hoeft and Wolfe and Company, which Agreements shall be executed contemporaneously herewith and are attached as Schedules 5.1(b)(i) and 5.1(b)(ii).

                                                                    Exhibit 2.17

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE ONE

                         SALE AND PURCHASE OF INTERESTS

         1.1 Sale and Purchase of Interests. On the Closing Date, as hereinafter defined, subject to the terms and conditions of this Agreement the Sellers agree to and shall sell transfer and deliver the Interests to the Purchaser, and the Purchaser shall purchase, acquire and accept the Interests from Sellers. Sellers are selling the following Interests respectively:

         (a) Hoeft: 26.75%
         (b) Wolfe: 23.25%

The percentage of Interests held by each of Sellers and Mercer prior to Closing (as defined in section 1.2) and the percentage of Interests held by all Members subsequent to Closing is indicated on Schedule 1.1 hereto. Upon Closing, the Operating Agreement of Company (as further defined in section 2.5 hereof) shall be deemed amended to reflect Purchaser as a Member of Company, holding fifty percent (50%) of the Interests, and all references to "Member" in said Operating Agreement shall be deemed to include Purchaser. Schedule 1.1 hereto shall replace Exhibit A to the Operating Agreement. The parties and Mercer further agree to enter into a revised Operating Agreement for the Company simultaneous with the Closing, which Agreement shall include but not be limited to the amendments agreed to herein.

         1.2 Closing. Upon satisfaction of the conditions to Purchaser's obligations as set forth

                                                                    Exhibit 2.17

in this Agreement, the sale and purchase of the Interests (the "Closing") under this Agreement shall commence on the date hereof, simultaneously with the execution of this Agreement, at the offices of Nelnet, Inc., 8425 Woodfield Crossing Blvd., Indianapolis, IN 46240. The date and time of the Closing are herein referred to as the Closing Date.

         1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") payable to Sellers at Closing in consideration of the sale of the Interests hereunder shall be two million three hundred sixteen thousand dollars ($2,316,000), paid in cash or other good funds, it being agreed that said amount also represents adequate consideration for the agreements of Wolfe and Hoeft not to compete with Company as set forth in the Employment Agreements. The Purchase Price shall be paid to Sellers in the following amounts:

         (a) Hoeft:  $1,239,060
         (b) Wolfe: $1,076,940

         1.4 Purchaser's Capital Contribution. Purchaser shall make a capital contribution to the Company of two million, nine hundred thirty four thousand dollars ($2,934,000), of which amount:

         (a) one million six hundred thousand dollars ($1,600,000) shall be paid by Company to the holder of the mortgage on the real property owned by Company and commonly known as 2002 Wellesley Blvd., Indianapolis, IN 46219, which amount shall be sufficient to pay the mortgage in full . The Business Loan Agreement aka the Mortgage on the real property has a 1% prepayment penalty and the parties recognize that such penalty will be incurred, and therefore, Hoeft and Wolfe and SEL, LLC,

                                                                    Exhibit 2.17

              jointly and severally agree to satisfy and pay such penalty and related monies and to hold Nelnet and the Mercers harmless therefrom.

         (b) four hundred twenty five thousand dollars ($425,000) shall be held and used by the Company to service other existing debt or for such other business purposes as agreed by the Managing Board (as defined in Section 9.5 hereof) following the Closing; and

         (c) nine hundred nine thousand dollars ($909,000) shall be distributed to Sellers as a membership distribution simultaneous with Closing, divided in amounts proportionate to their percentage of selling Interests.

         1.5 Options. The Operating Agreement of Company shall include the following provisions:

         (a) Call Option. From and after seventy-two (72) months following the Closing, Purchaser shall have a "call" option (the "Call") to acquire up to one hundred percent (100%) ownership of the Company at a price equal to ten (10) times the higher of (i) the most recent three-year (3-year) average after tax net income (the parties recognize that the Company does not have tax impact, but for purposes of the calculations in this Section 1.5 "after tax net income" will be calculated using the corporate tax rate of forty percent (40%)) of the Company or (ii) after tax net income of the most recent year prior to the purchase, either amount being multiplied by the percentage of ownership being acquired, and excluding any extraordinary and nonrecurring items, plus any future real estate purchased by Premiere Credit of North America, LLC, valued at the original purchase price Book Value[define?], less depreciation, less debt in proportion to the the Membership Interests at the time of selling (excluding herefrom 2002 Wellesley Blvd. Indianapolis, Indiana.

                                                                    Exhibit 2.17

         (b) Put Option. From and after sixty (60) months following the Closing, the Company will have a "put" option (the "Put") for Purchaser to acquire up to one hundred percent (100%) ownership of Company at a price equal to ten (10) times the most recent three-year (3-year) average after tax net income (the parties recognize that the Company does not have tax impact, but for purposes of the calculations in this Section 1.5 "after tax net income" will be calculated using the corporate tax rate of forty percent (40%)) of the Company, plus any future real estate purchased by Premiere Credit of North America, LLC, valued at the Book Value, less depreciation, less debt in proportion to the the Membership Interests at the time of selling (excluding herefrom 2002 Wellesley Blvd. Indianapolis, ).

         (c) Process for Exercise of Call and Put. The Member exercising the Call or Put Option ("Exercising Member") shall give written notice of same to the other Members and the Company at the addresses set forth in section 11.2 below. Such notice shall specify the price of the Option, and within thirty (30) days after the notice is given, the parties, as appropriate, shall execute such documents and instruments reasonably required to effectuate the Option at the purchase price as calculated using the formula in (a) or (b) above and on the other terms as specified in the notice, and the closing of such transaction shall take place as soon as practicable but in any event not more than sixty (60) days following receipt of the notice. At such closing, the selling parties shall sell and transfer

                                                                    Exhibit 2.17

              their entire equity interest to the appropriate purchasing party free and clear of all liens, claims or encumbrances, other than the Operating Agreement, as amended by this provision.

         1.6 Offer to Purchase. The Operating Agreement of Company shall include the following provision.:

         Offer to Purchase.

         (a) From and after thirty-six (36) months following Closing, a member, (hereinafter referred to as the "Offeror Member") shall have the right, exercisable by written notice (the "Offer") to any or all of the other Members (the "Offeree Member(s)"), to offer to buy the Offeree Members' entire equity interest in the Company at a purchase price and upon the other terms determined by the Offeror Members and specified in the Offer. The Offeree Members must elect by written notice (the "Notice of Election") to the Offeror Member not less than twenty (20) days after receipt of the Offer, either
              (i) to sell the Offeree Members' entire equity interest in the Company to the Offeror Member at the purchase price and on the other terms specified in the Offer, or (ii) to offer to purchase the Offeror Member's entire equity interest in the Company at a purchase price equal to the price set forth in the Offer. Not later than ten (10) days after the Notice of Election, the parties, as appropriate, shall execute such documents and instruments reasonably required to sell and transfer either the Offeror Member's or the Offeree Members' (as applicable) entire equity interest in the Company at the purchase price and on the other terms as specified in the Offer, and the closing of such sale shall take place as soon as practicable but in any event

                                                                    Exhibit 2.17

              not more than one hundred eighty (180) days following receipt of the Notice of Election. At such closing, the selling party shall sell and transfer its entire equity interest to the appropriate purchasing party free and clear of all liens, claims or encumbrances, other than the Operating Agreement, as amended by this provision.

         (b) For the purposes of this section 1.6, if the Offeror is Nelnet, Inc. then the Offer must be made to all other then existing Members and Membership Interests. If the Offeree is Nelnet, Inc. the Offeror must consist of all of the other then existing Members and Membership Interests.

         1.7 Rights of Refusal. The Operating Agreement of Company shall include following provisions:

         (a) First Right of Refusal. Subsequent to the Closing, Hoeft and Wolfe shall each have a first right of refusal to acquire the ownership interests of any Member should the Member wish to sell such interests, including pursuant to Purchaser's exercise of the Call. In order to exercise this first right of refusal, the Member desiring to sell, transfer or assign all of any part of the
              Member's interest to a third party shall communicate such intention in writing to the other Members (including Purchaser) and the Company stating the purchase price proposed for the transfer. Such notice shall be via registered or certified mail, return receipt requested to the address for each of the other
              Members and to the office of the Company and shall state the action the Member intends to take and the terms of the transaction. Within thirty (30) days after receiving this

                                                                    Exhibit 2.17

              notice, Hoeft or Wolfe, as applicable, may purchase at his option all or any part of the interest described in the notice for the purchase price stated in the notice, by giving notice of such within 30 days after receiving the notice, but Hoeft and Wolfe, as applicable, shall have 180 days to arrange financing and consummate the purchase.

         (b) Second Right of Refusal. If the offer contained in the notice described above is not accepted by Hoeft or Wolfe, as applicable, within thirty (30) days from the date of receipt of the notice, then Purchaser may exercise a second right of refusal to purchase the Interest, at a price determined by the formula set forth in
              Section 1.5(b) hereof. Such right shall be exercised within thirty
              (30) days of the expiration of Hoeft or Wolfe's right of refusal period.

                                   ARTICLE TWO

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, represent and warrant to Purchaser (except as to Section 2.1, which representation is made individually and severally), as follows:

         2.1 Ownership of the Interests. Sellers are the beneficial owners and holders of record of the Interests, free and clear of any lien, mortgage, security interest, encumbrance, title defect or claim restricting or limiting
Sellers' ability to transfer the Interests to Purchaser under and pursuant to this Agreement, and there is no subscription, warrant, call, unsatisfied preemptive right, option, convertible securities, rights of first refusal or other agreement of any kind to issue, purchase or otherwise receive from Sellers any of the Interests or any other security of the

                                                                    Exhibit 2.17

Company. The percentages of Interests owned by each of the Sellers are set forth in Schedule 1.1 hereto. Upon execution hereof, Purchaser will be the title and beneficial owner of fifty percent (50%) of the Interests in the Company, free and clear from any lien, mortgage, security interest, encumbrance, title defect or restriction.

         2.2 Organization of the Company. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Indiana, and is legally qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, including transaction of the business of collection of accounts, except in such jurisdiction where failure to be so duly qualified would not have a material adverse effect upon the Company. A list of the jurisdictions in which the Company is qualified to transact business is set forth in Schedule 2.2(a)(1) attached hereto. As of the Closing, the Company and Sellers have not conducted meetings of the Members on a regular or formal business, and no minute books have been kept. The Company has provided a resolution, attached hereto as Schedule 2.2(a)(2), signed by all Members (prior to Closing) and the Company, approving and ratifying all Company business decisions made prior to Closing. The Company is not in default under or in violation of any provision of its articles of organization or operating agreement. The Company has all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. None of the licenses, permits and authorizations of the Company will be terminated or are terminable due to consummation of the transaction provided for herein.

                                                                    Exhibit 2.17

         2.3 Capitalization of the Company. The Company has 100 membership Interests issued and outstanding, all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued by the Company in compliance with all applicable federal and state securities laws, rules and regulations. There is no outstanding or authorized option, subscription, warrant, call, right, commitment or other agreement of any character obligating the Company to sell or issue any additional membership interests or any other securities convertible into or exercisable for or evidencing the right to subscribe for any membership interests. There are no voting trusts, proxies or other agreements or understandings with respect to voting of the Interests. Purchaser agrees that subsequent to Closing, the Sellers may enter into a voting trust or other proxy that will allow the Sellers to vote as a block, to the extent Member votes are authorized by the Operating Agreement and such votes are taken.

         2.4 Authority. This Agreement has been duly executed and delivered by Sellers, and Sellers have the right, power, authority and legal capacity to enter into and perform under this Agreement and to consummate the sale of their interests pursuant hereto. This Agreement is valid and binding upon Sellers and enforceable in accordance with its terms. The execution and delivery of this Agreement by Sellers do not, and the consummation of the transactions contemplated hereby and the performance by Sellers of the terms of this Agreement will not (a) violate any federal, state or local law or regulation,
(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, modify or cancel, or require any notice under any contract to which the Company is a party or by which the Company is bound or which any of its assets are subject, or (c) result in acceleration of any obligation under, or constitute an event of default under any order, judgment or decree to which the Company or Sellers are bound.

                                                                    Exhibit 2.17

         2.5 Articles of Organization, Certificate of Existence and Operating Agreement. Prior to the execution of this Agreement, Sellers have delivered to Purchaser a true and complete copy of the Company's Articles of Organization, Certificate of Existence and Operating Agreement, and any amendments thereto, as in effect on the date hereof and the Closing Date; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Articles of Organization or Operating Agreement of the Company.

         2.6 Financial Statements. Schedule 2.6 attached hereto contains an accurate and complete balance sheet of the Company as of, and profit and loss statements relating to the Company (collectively, the "Financial Statements") for: December 31, 2000; December 31, 2001; December 31, 2002; and December 31, 2003. Such information fairly presents the financial condition and results of operation of the Company as of and for such periods, have been prepared on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company. All of the Financial Statements prior to December of 2003 are audited statements prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby. Interim financial information for the period ended December 31, 2003, shall be supplemented by independent auditors as of the Closing Date. The Company does not have any direct or indirect, primary or secondary, liability of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise that will have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the Company, except for the

                                                                    Exhibit 2.17

 liabilities which are accrued or reserved against and reflected upon the Financial Statements of the Company.

         2.7 No Consent. No consent, license or permit of any governmental authority is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in the breach or termination of any contract, lease or other instrument to which the Company or Sellers is a party or by which the Company or Sellers is bound.

         2.8 Subsidiaries and Other Affiliates. The Company does not have any subsidiaries or affiliates.

         2.9 Ordinary Course of Business. The Company has not engaged in Company Business other than in the ordinary and usual course of business, including payment of compensation to Sellers, entering into contracts, making expenditures or entering into commitments of the Company. Sellers have not received distributions of dividends, bonuses, or other remuneration from the Company, other than their ordinary salaries and employee benefits, amounts necessary to satisfy tax obligations, and as disclosed in Schedule 2.9 annexed hereto.

         2.10 Accounts Receivable. Schedule 2.10 sets forth a list of all of the Company Receivables as of the Closing Date. Each of the Company Receivables arose in the ordinary and usual course of business of the Company, but Sellers do not guarantee or otherwise promise that said Receivables will be paid.

         2.11 Equipment and Other Tangible Property. Schedule 2.11 attached hereto sets forth

                                                                    Exhibit 2.17

a list of all items of equipment, furniture, fixtures or other tangible property owned or leased by the Company with a fair market value in each case in excess of $5,000.00 (collectively, "Tangible Properties"). Schedule 2.11 lists those items of Tangible Property which are leased by the Company. Except for the rights of the lessor(s) thereof, the Tangible Properties are owned by the Company free and clear of all liens or other security interests. No representation or warranty is made concerning the physical condition of the Tangible Properties. The Company has delivered to Purchaser a correct and complete copy of the lease(s) of Tangible Property (the "Tangible Property Leases") The Tangible Property Leases are in full force and effect and have not been amended or modified except as disclosed in Schedule 2.11. Sellers have received no written notice of default from any lessor with respect to the Tangible Property Leases. The Company is the sole and unconditional owner of (or has a validly sold interest in), and has good and marketable title, free and clear of any security interests, liens, mortgages or encumbrances of any nature to the properties and assets used by it, located on its premises, or shown in the most recent financial statements. The properties and assets owned by the Company as of the Closing Date shall permit the Company to continue and carry on business and operations in the ordinary course of business.

         2.12 Space Leases. The Abrams & Weldy, P.A. Lease. The Company has no space or real property leases other than the office lease between Company andAbrams & Weldy, P.A. ("Tenant") as set forth in Schedule 2.12(a) annexed hereto (the "Space Lease"). The Space Lease is in full force and effect and has not been amended or modified, except as may be disclosed in Schedule 2.12(a). The Company has not received any notice of default from the Tenant with respect thereto, and the Company is not in default with respect thereto. To the Company's

                                                                    Exhibit 2.17

knowledge, Tenant is not in material default under the Space Lease. The Company shall obtain and attach hereto as Schedule 2.12(b) an Estoppel Certificate from Tenant effective as of the Closing Date.

         2.13 Intellectual Property. Schedule 2.13 sets forth a complete list of all patents, pending applications for patents and registration certificates (including a brief description of the subject matter thereof, the date of filing, the jurisdiction and the patent application number), all trade names, trademarks and servicemarks and applications therefor, all copyright registrations, copyrights not registered, all internet domain registrations of the Company, all source codes used in the Business and operations of the Company as presently conducted, and all the software developed by the Company and offered by the Company for use by its clients as a part of the Company Business (collectively, the "Intellectual Property"). Sellers own no other intellectual property, other than such common law rights, if any, as the Company may have in its Company name by reason of the organization of the Company and the use of such name in the Company Business, and in its web address. The Company makes use of certain third party off-shelf operating and application software in its operation, none of which was specially created for the Company. Sellers make no representation as to the quality, duration, or validity of any of the Intellectual Property sold or assigned herein. The Company has not received notice from any third party that the Intellectual Property infringes the rights of such third party. The Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property, free and clear of any security interests, liens, charges, conditions, adverse claims, encumbrances or any other title defect or restriction of any kind, and there are no pending or, to Sellers' knowledge, threatened litigation or adverse claims affecting or with respect the

                                                                    Exhibit 2.17

Intellectual Property. No person or entity is infringing on any of the rights of any other person or entity.

         2.14 Tax Matters. The Company has filed all federal, state and local tax returns which are required to be filed and has paid all Taxes shown on such returns and all assessments received by the Company to the extent that the same have become due for all fiscal periods to and including the fiscal year ending December 31, 2003, and all such returns are true, complete and correct in all material respects. All Taxes relating to the Company due on or before the Closing Date have been timely and fully paid. The charges, accruals and reserves for Taxes due or accrued but not yet due, relating to the Company for any Tax period prior to the Closing Date as reflected on the books of the Company are adequate to cover such Taxes. No penalties or other charges of any nature are or will become due with respect to the late filing of any Tax returns required to be filed on or before the Closing Date. There are no tax sharing agreements to which the Company is now or has ever been a party. The Company is not a party to any agreement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. No tax or fee of any nature whatsoever is due from the Company or Purchaser under any applicable state or local law or regulation as a result of the consummation of the transactions contemplated hereby. Other than as set forth on Schedule 2.14, Seller has not received notice of any pending claims with respect to Taxes. As used herein, the term "Taxes" shall include all state, federal and local income tax liability, deferred income tax liability and other taxes,

                                                                    Exhibit 2.17

including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income, and whether or not assessed or disputed, that are payable or deferrable, by the Company for the fiscal year ending December 31, 2003, or as to which the Company may have any liability for taxable periods ending on or before such date, or any liability for the period ending on the Closing Date, and all deficiencies or other additions to tax, interest and penalties owed by the Company or as to which the Company may have liability in connection with any of the foregoing.

         2.15 Compliance with Laws; Third Party Claims.

         (a) The Company has complied in all material respects, and is complying in all material respects, with all Federal, state and local laws, ordinances, regulations or other requirements, and the Company has not received notice that it is in violation of any Federal, state or local law, ordinance or regulation or any other requirement.

         (b) Neither the Company nor the Sellers are aware of any material third party claim against any of them, arising out of the operations or activities of any of them related to the business of the Company, and the Company is not involved in any litigation claims or assessments that exceed $10,000 individually or items involving lesser amounts which exceed $30,000 in the aggregate, except as identified in Schedule 2.15(b).

         2.16 Contracts and Other Agreements.

Schedule 2.16(i) lists, as of the date hereof, all of the contracts (other than contracts with clients of the Company Business) to which the Company is a party or to which it is bound, to the extent

                                                                    Exhibit 2.17

any of the same individually involve consideration having a value aggregating in excess of $5,000 per agreement, or impose an obligation upon the Company of more than $ 25,000 (the "Non-Client Contracts"). The Non-Client Contracts are in full force and effect and have not been amended or modified, except to the extent disclosed in Schedule 2.16(i). The Company has not received written notice that the Company is in default of any of the material terms and conditions of the Non-Client Contracts. Schedule 2.16(ii) lists, as of the date hereof, all of the contracts with the Company's clients (the "Client Contracts"). The Client Contracts are in full force and effect and have not been amended or modified, except to the extent disclosed in Schedule 2.16(ii). The Company has not received notice that any of the Non-Client Contracts or Client Contracts are invalid or unenforceable or that the Company is in default of any of the material terms thereof. True and complete copies of all documents referred to in Schedules 2.16(i) and (ii) have been delivered to Purchaser. With respect to each of the Non-Client Contracts, Client Contracts and any other agreement to which the Company is a party or by which it is bound, such agreement is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be so following consummation of the transactions contemplated hereby, no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under such agreement. None of any such agreements contain any provision, which will or could result in termination or modification of any term upon a change in control or ownership of the Company.

         2.17 Employee Benefits. The Company maintains no employee benefit plans as that term is defined in the Employment Retirement Income Security Act of 1974, as amended ("ERISA") other than a 401(k) plan and certain health benefit plans as set forth in Schedule 2.17

                                                                    Exhibit 2.17

hereof. Schedule 2.17 consists of a true, correct and complete copy of the employee handbook in effect with respect to the Company's employees as of the date hereof, which handbook contains true and complete summaries of all material pension, retirement, profit-sharing, deferred compensation, membership interest option, employee ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, the Company for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate therein (the "Benefit Plans"). Neither the Company nor any ERISA Affiliate of the Company (which for purposes of this Agreement shall mean any entity required to be aggregated with the Company under the Code Sections 414(b) or (c)) has misrepresented any provision of such Benefit Plans to any Persons, such Benefit Plans have been administered substantially in accordance with their terms, and all required premium payments and contributions to and payments from such Benefit Plans have been made in accordance with the terms of the Benefit Plans and on a timely basis. In addition, for purposes of any provision of this Agreement that relates to Code Section 412(n), the term ERISA Affiliate shall mean any entity aggregated with a person under Code Sections 414(b), (c), (m) or
(o) which maintains or has maintained any multi-employer plan within the meaning of Section 3(37) of ERISA. All Benefit Plans have been administered and are in compliance in all material respects with the

                                                                    Exhibit 2.17

applicable terms of ERISA, the Code and any other applicable law. No Benefit Plan which is a Defined Benefit Pension Plan (within the meaning of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No Benefit Plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to a Benefit Plan that could subject the Company to liability under ERISA, other than liabilities for contributions due under such Benefit Plans in the ordinary course of business which arose from actions taken in compliance with ERISA. No Benefit Plan has been funded or administered in a manner that would result in liability for any Tax or penalty with respect to excise Taxes for overfunding or prohibited transactions under applicable law.

         2.18 Insurance. Schedule 2.18 sets forth a list of all policies or binders of insurance (other than the health benefit insurances listed in Schedule 2.17 above) held by the Company.

         2.19 Actions and Proceedings. Except as may be listed in Schedule 2.19, there are no actions, suits, claims, investigations, State or Federal Equal Employment Opportunity Commission proceedings or other proceedings pending or, to Sellers' knowledge, threatened against the Company.

         2.20 Bank Accounts. Schedule 2.20 lists the Company's bank accounts and the institution(s) where such accounts are kept.

         2.21 Labor Matters.

                  (a) The Company is in material compliance with, and has received no notice

                                                                    Exhibit 2.17

from any governmental authority that it is not in material compliance with all applicable laws, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, or that it is engaged in any unfair labor practice.

                  (b) The Company is not a party to any written employment, compensation, consulting, severance pay or similar agreements with respect to its employees, all of whom are listed on Schedule 2.21(d) other than the agreements listed on Schedule 2.21(b). All employees are terminable at the will of the Company. The Company does not currently have any workers' compensation claims or liabilities. All employees are required to sign an "Agreement-Covenant Not to Compete" in the form attached as Schedule 2.21(b). Copies of all such executed agreements will be delivered to Purchaser at or before Closing.

                  (c) The Company has no union contracts and there is no pending petition for a union election.

                  (d) Attached hereto as Schedule 2.21(d) is a true and complete list of the names and job titles of all persons who are employees of the Company, together with annual base salaries, bonuses and commissions of such employees. There are no arrearages in the payment of wages or salaries to such employees.

         2.22 Absence of Certain Events. Since the date of the most recent financial statements, there has not been:

                  (a) an amendment to the Company's articles of organization or operating agreement, or merger with or into or consolidation with any person or entity, change or agreement to change any agreements to which the Company is a party or the character or the business of the Company;

                                                                    Exhibit 2.17

                  (b) any dividends declared or paid or other distributions of any kind to the Company's members declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Interests, except as identified on Schedule 2.9 hereto;

                  (c) any loan or advance made to any of the Company's officers, directors, employees, consultants, agents, shareholders or any other loan or advance made otherwise than in the ordinary course of business;

                  (d) any change in the financial condition, properties, business or operations of the Company or any event or circumstance which is, or with reasonable certainty may result in, singly or in the aggregate, a material adverse effect on the Company;

                  (e) any loss affecting any asset of the Company, unless such loss could not reasonably be expected to result in a material adverse effect upon the Company;

                  (f) any strike or other labor trouble or dispute has resulted in or may result in a material adverse effect upon the Company;

                  (g)  any  loss  of  any  permit,  license,   qualification  or
certificate of authority held by the Company;

                  (h) any indebtedness, liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the ordinary course of business, or any guarantee by the Company of any indebtedness, liability or obligation of any other person;

                  (i) any obligation, liability, security interest or lien, paid, discharged or satisfied by or on behalf of the Company other than the current liabilities reflected in the most recent financial statement;

                                                                    Exhibit 2.17

                  (j) any sale, transfer or other disposition of any asset of the Company having a book value in excess of $10,000 in a single instance and $50,000 in the aggregate, or any cancellation of any debt or claim of the Company having a book value in excess of $10,000 in a single instance and $50,000 in the aggregate, except in the ordinary course of business;

                  (k) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than in the ordinary course of business or as required pursuant to an existing employment agreement;

                  (l) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Company in excess of $10,000 with respect to any single expenditure, addition or improvement of the Company;

                  (m) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew any material agreement to which the Company is a party;

                  (n) any material failure to maintain the books and records of the Company in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principles or practices of the Company;

                  (o) any adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.

                                                                    Exhibit 2.17

         2.23 Transactions With Related Parties. Set forth in Schedule 2.23 hereto is a true and complete list or description of all notes, advances or accounts (other than commission, salary, bonus reimbursements and other payments made by the Company in the normal course of business) receivable or payable by the Company from or to any director, officer, employee or member of the Company or any of their affiliates, as well as all agreements or arrangements under which the Company receives goods or services from any such persons. Since the date of the most recent financial statement, the Company has not incurred any obligation or liability to, or become a creditor of any member or former member of the Company or any relative or affiliate of any member or former member of the Company.

                                  ARTICLE THREE

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Sellers that:

         3.1 Authority. This Agreement has been duly executed and delivered by Purchaser and Purchaser has the right, power, authority and legal capacity to enter into and perform under this Agreement and to consummate the transactions contemplated hereby.

         3.2 No Consent. No consent of any other party, governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         3.3 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in the breach or termination of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound.

                                                                    Exhibit 2.17

                                  ARTICLE FOUR

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         4.1 Conditions to Purchaser's Obligations. The obligation of Purchaser to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing Date, it being an explicit condition that all agreements and documents to be delivered to Purchaser which are not attached as Schedules or Exhibits (and therefore deemed satisfactory to Purchaser) must be in form and substance reasonably satisfactory to Purchaser:

         4.2 Agreements Performed. Sellers shall have performed all of the obligations under this Agreement to be performed by them on or before the Closing Date;

         4.3 Representations Accurate. The representations and warranties of Sellers contained herein will continue to be accurate in all material respects just as if made as of the Closing Date, without giving effect to any supplemental disclosure, update or modification of any Schedule hereto;

         4.4 No Change. There will have been no material adverse changes in the financial condition, results of operations, assets, business or prospects of the Company;

         4.5 Legal Action. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

         4.6 Transfer of Interests. At execution hereof, Purchaser will have received written transfer of the Interests, free of all security interests, liens or encumbrances of any nature, as well

                                                                    Exhibit 2.17

as all other documents to be delivered pursuant to Section 5.1 hereof;

         4.7 Certificate of Existence. Sellers shall have delivered to Purchaser a current certificate of existence issued by the Secretary of State of Indiana with respect to the Company;

         4.8  Access  to  Records.   Purchaser   shall  have  been  afforded  an
opportunity to review all books and records of the Company;

         4.9 Others. Purchaser will have received each other document required to be delivered to Purchaser hereunder.

                                  ARTICLE FIVE

                              DELIVERIES AT CLOSING

         5.1 Deliveries at Closing. Upon the Closing Date:

         (a) if all conditions set forth in Article Four have been fully satisfied, Purchaser shall pay the Purchase Price in accordance with Section 1.3 hereof;

         (b) the Company and Hoeft and Wolfe, respectively, shall execute and deliver their respective employment agreements in the form annexed hereto as Exhibits 5.1(b)(i) and 5.1(b)(ii) (the "Employment Agreements"), and other key personnel of the Company as identified by Purchaser shall execute and deliver noncompete agreements in form and substance satisfactory to Purchaser; and

         (c) Purchaser and Sellers shall deliver to Sellers such resolutions, certificates and authorizations, including good standing certificate(s), as may be reasonably required by Sellers' attorneys or Purchaser's attorneys to authorize and effectuate this transaction.

                                                                    Exhibit 2.17

         (d) originals or copies of all consents, approvals and authorizations that are necessary under applicable law or the Contracts to be obtained by the Sellers or the Company in connection with the consummation of the transactions contemplated by this Agreement;

         (e) the Closing Balance Sheet, certified by the Sellers as being true and correct in all material respects as of the Closing Date; and

         (f) such other documents relating to the Company as the Buyer may reasonably request.

                                   ARTICLE SIX

                                  BROKER'S FEES

Each of Sellers and Purchaser represents and warrants to the other that no broker or finder was engaged by, or has acted on behalf of Sellers, the Company or Purchaser in connection with this Agreement or the transactions contemplated hereby; and Sellers and Purchaser each agrees to indemnify and hold the other harmless from and against any claim by any broker or finder, engaged by the indemnifying party, claiming any fee, commission, compensation or other payment or remuneration resulting from or arising out of the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

                                 ARTICLE SEVEN

    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIMITATION.

         7.1 Representations Contained in Agreement. Each of the representations and warranties made herein by either party shall survive the Closing, and continue to be binding regardless of any investigations made at any time by any party.

                                                                    Exhibit 2.17

         7.2 Indemnification. Sellers agree to indemnify in respect of, and hold Purchaser and Purchaser's directors, officers, shareholders, agents and affiliates harmless from and against, any and all damages, claims, deficiencies, losses, and all expenses including interest, penalties, reasonable attorneys' fees and disbursements (collectively, "Damages") arising from, in connection with or based upon, resulting from or otherwise in respect of any misrepresentation, breach of warranty, or breach, default or nonfulfillment or failure to perform any covenant or agreement on the part of Sellers under this Agreement and any Damages arising prior to Closing or arising out of the acts or omissions of Sellers or Company prior to Closing.

                                  ARTICLE EIGHT

                            POST-CLOSING OBLIGATIONS

         8.1 Noncompetition; Acquisition of Additional Collection Agency.

         (a) Noncompetition. The Parties hereto agree that the noncompetition provisions contained in the Employment Agreements are binding upon Hoeft and Wolfe hereunder and shall be controlling over any provision to the contrary in the original and new Operating Agreement.

         (b) Competing Agency. During the period of Purchaser's ownership of Interests in the Company, Purchaser shall not start another collection agency that would compete with Company.

         (c) Acquisition of Agency. Should Purchaser, subsequent to the Closing Date, acquire another collection agency, Hoeft and Wolfe shall each have the option to purchase an ownership interest in such agency in an amount equal to their respective ownership in Company as of the date of such acquisition. Hoeft

                                                                    Exhibit 2.17

              and Wolfe shall provide notice of their intent to acquire such interest within thirty (30) days of their receipt of notice of the option, and shall have a period of one hundred eighty (180) days to arrange financing for their purchase. However, the foregoing timeframes shall not delay or otherwise affect the timing of Purchaser's acquisition.

         8.2 Consents. To the extent that a change in control of the Company triggers a consent requirement of or notice requirement to any third party with respect to any of the Tangible Property Leases, Space Leases, or Contracts, Sellers shall cooperate with the Company to obtain such consents or give such notice, as the case may be, prior to Closing.

         8.3 Officers and Employees. Without incurring any liability with respect to the Company, the Company shall use its best efforts to cause all officers and employees of the Company to remain with the Company after the Closing Date.

                                  ARTICLE NINE

                                  OTHER MATTERS

9.1 Future Portfolio Acquisitions. Upon request by Hoeft and Wolfe, Purchaser agrees to consider lending money to Company for purposes of debt portfolio acquisition, company acquisition and other investments. Purchaser shall have no obligation to lend any amount and shall have sole discretion as to the terms and amount of any funds it chooses to lend, but agrees to consider such requests in good faith.

9.2 Distribution of Company Earnings. The Company Operating Agreement shall state that Hoeft and Wolfe shall determine when and if any distribution of income or other assets of the Company shall occur, and that any such distribution shall be made to all Members

                                                                    Exhibit 2.17

according to their ownership Interest. Distribution of such amounts necessary for each Member to satisfy minimum tax obligations shall occur on a quarterly basis.

9.3 Collection Activities on Nelnet Alternative Loans. At Purchaser's discretion, Purchaser may permit the Company to attempt collection activities on alternative education loans owned by Purchaser. If such activities should be authorized, placement of such loans shall occur at approximately one hundred fifty (150) days of delinquency. Standards for the Company's performance ("Standards") and fees to the Company for its activities with respect to such placements shall be negotiated between Company and Purchaser prior to the first placement. Purchaser reserves the right to cease placements at any time and to decline further placements should the Company fail to meet the Standards.

9.4 Assistance to Company. Purchaser will utilize reasonable efforts to establish relationships for Company with guarantee agencies and educational institutions with which Purchaser has existing relationships. The foregoing shall include, but not be limited to, attempting to establish the Company as a vendor to the Tennessee Student Assistance Corporation ("TSAC") for education loans held by TSAC that have been in default status for more than four (4) years without establishment of payment terms.

9.5 Company Business. So long as they collectively own (a) at least thirty-five percent (35%) of the Interests, if the reduction in their Interests is due to their exercise of the Put or (b) at least twenty percent (20%) of the Interests, if the reduction in their Interests is due to Purchaser's exercise of the Call, Hoeft and Wolfe shall be responsible for the day to day operations of the Company Business, including employment decisions (other than with respect to their own employment), operations decisions, and policy decisions. The Managing Board of the

                                                                    Exhibit 2.17

Company shall consist of four members and shall meet on at least a quarterly basis. The Managing Board shall oversee the Company Business in compliance with the Company's Operating Agreement and the Indiana Business Flexibility Act as amended. The initial members of the Managing Board are: Cheryl Watson and Chuck Hosea on behalf of Purchaser; Hoeft and Wolfe. Approval of the Managing Board will be required for any expenditure in excess of two hundred fifty thousand dollars ($250,000), and such approval shall require the affirmative vote of three of the Managing Board members. The Managing Board meetings shall be held in Indianapolis, Indiana unless otherwise agreed by unanimous vote of the Managers. Should any member of the Managing Board be removed, resign or otherwise cease to participate thereon, said member shall be replaced in the following manner:

         9.5.1 If the member represents Purchaser, the Purchaser shall propose a replacement member, whose appointment shall be approved by the majority of the Managing Board, such approval not to be unreasonably withheld. For any period in which Purchaser has only one member of the Managing Board said member shall represent both of Purchaser's votes on the Managing Board.

         9.5.2 If Hoeft or Wolfe is removed, resigns or otherwise ceases to participate, the other of Hoeft or Wolfe shall propose a replacement member, whose appointment shall be approved by the majority of the Managing Board, such approval not to be unreasonably withheld. For any period in which only Hoeft or Wolfe remains on the Managing Board with Purchaser's representatives, said member shall represent two votes on the Managing Board.

                                                                    Exhibit 2.17

                                   ARTICLE TEN

                    DISTRIBUTIONS, CASH ON HAND, RECEIVABLES

         10.1 The Parties have agreed that for the ease and convenience of this transaction, the Company and the Members that on the date of closing, the Company will make distributions to current members, Hoeft, Wolfe and Mercer in an amount to leave no less than $100,000.00 in the operating account of the Company on the date of Closing, that any and all company receivables on the date of closing will be placed in the Company Operating Account, and that it is agreed and acknowledged that the provisions of the current and new Operating Agreement which require the Company to distribute at least a Member's tax liability shall have been complied with.

                                 ARTICLE ELEVEN

                                  MISCELLANEOUS

         11.1 Costs and Expenses. Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent certified mail, return receipt requested, or by United States Postal Service Overnight Mail, or by UPS or FedEx, to the parties at their respective addresses first written above (or at such other address for a party as shall be specified by like notice) with

                                                                    Exhibit 2.17

simultaneous copies given in the same manner to the respective attorneys for the parties as set forth below. Notices shall be deemed given three (3) business days after the same (including the required copy thereof) are mailed by certified mail, return receipt requested, and on the next business day if the same are sent overnight as aforesaid.

         If notice is given to any of the Sellers, a copy shall be sent to each at the following addresses:

                  Premiere Credit of North America, LLC
                  2002 N. Wellesley Boulevard
                  Indianapolis, IN 46219
                  Attention: David A. Hoeft

                  David A. Hoeft
                  2002 N. Wellesley Boulevard
                  Indianapolis, IN 46219

                  Todd J. Wolfe
                  2002 N. Wellesley Boulevard
                  Indianapolis, IN 46219

         If notice is given to Purchaser, a copy shall be sent to:

                  Cheryl Watson, Executive Director
                  8425 Woodfield Crossing Boulevard
                  Indianapolis, IN 46240

         and to:

                  Edward P. Martinez, General Counsel
                  Nelnet, Inc.
                  3015 S. Parker Road, Suite 400
                  Aurora, CO 80014

         11.3 Assignment and Amendment. This Agreement shall not be assignable by any party and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto.

                                                                    Exhibit 2.17

         11.4 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         11.5 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned, coordinated and agreed to by the parties hereto, except to the extent otherwise required by law.

         11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. Any dispute with respect hereto shall be litigated in the state and Federal Courts situated in the state chosen by the party initiating such litigation.

         11.8 Dispute Resolution. Notwithstanding section 11.7, the Members agree that any dispute arising in connection with the interpretation of this Agreement or the performance of any Member under this Agreement or otherwise relating to this Agreement will be treated in accordance with the procedures set forth in this Section, prior to the resort by any Member to arbitration or litigation in connection with such dispute. The dispute will be referred for resolution first to a designated representative of each Member. Such procedure will be invoked

                                                                    Exhibit 2.17

by a Member presenting to the other(s) a Notice of Request for Resolution of Dispute (a "Notice") identifying the issues in dispute sought to be addressed hereunder. A telephone or personal conference of those designees will be held within ten (10) business days after delivery of the Notice. In the event that the telephone or personal conference between these individuals does not take place or does not resolve the dispute, either Member may refer the dispute to binding arbitration pursuant to the arbitration provisions set forth below.

         11.9 Arbitration. All claims or disputes between the Members arising out of or relating to this Agreement will be decided by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association currently in effect and in accordance with Title 9 of the United States Code, unless the Members mutually agree otherwise in writing. Notice of the demand for arbitration must be filed in writing with the other Member or Members and must be made within three business days after the meeting of designees set forth above has concluded. All statutes of limitation, which would otherwise be applicable in a judicial action brought by a Member, will apply to any arbitration or reference proceeding hereunder. The arbitration will be decided by a single arbitrators selected by the Members. If the Members cannot agree on a single arbitrator each Member will select an arbitrator and those two arbitrators will select a third arbitrator. Arbitration will be initiated in the locale chosen by the party initiating the proceeding. Said arbitration will occur within thirty (30) consecutive days after the Member demanding arbitration delivers the written demand on the other Member(s) unless the Members mutually agree otherwise in writing. The award rendered by the arbitrator(s) will be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the Members, no arbitration arising out of or relating to

                                                                    Exhibit 2.17

this Agreement may include, by consolidation, joinder or in any other manner, any person or entity not a party to the Agreement under which such arbitration arises. The arbitration agreement herein among the Members will be specifically enforceable under applicable law in any court having jurisdiction thereof. No Member will appeal such award nor seek review, modification, or vacation of such award in any court or regulatory agency. The arbitrators will award to the prevailing Member, if any, as determined by the arbitrators, all of its Costs and Fees. "Costs and Fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses, such as copying and telephone, court costs, witness fees and attorneys' fees.

         11.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise

         11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by all of the parties hereto. Facsimile signatures hereto shall be deemed original signatures for all purposes.

         11.12 Knowledge. For the purposes of this Agreement, the phrase (i) "to Seller's knowledge" shall mean the actual knowledge, after due inquiry within the Company, of any of

                                                                    Exhibit 2.17

the Sellers or the Company's directors and executive officers, and (ii) "to Buyer's knowledge" shall mean the actual knowledge, after due inquiry within the Buyer, of any of the Buyer's executive officers.

         11.13 Entire Agreement. This Agreement and the Exhibits and Schedules identified herein set forth the entire understanding and agreement between the parties and supersede and replace any prior understanding, agreement or statement (written or oral) of intent. No provision of this Agreement shall be construed to confer any rights or remedies on any person other than Sellers and Purchaser.

                                                                    Exhibit 2.17

         11.14 Mercer's Agreements. Tina D. Mercer hereby does waive any first right of refusal and any other known or unknown rights contained in the
Company's current Operating Agreement that may be contradicted by this Agreement, and Tina D. Mercer does hereby agree with the manner and form of the payment of the Purchase Price of Section 1.3 and the distribution of Capital Contribution of Section 1.4 and the distribution and provisions of Section 10 and Tina D. Mercer has no objections to and is in agreement with this entire Agreement for Purchase of the LLC Membership Interest.


                     [remainder of page intentionally blank]

                                                                    Exhibit 2.17

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                           Sellers:   Premiere Credit of North America, LLC

                                      By:      /s/ Todd J. Wolfe
                                               ------------------

                                      Title:   /s/ COO and President
                                               ---------------------


                                      David A. Hoeft

                                      /s/ David A. Hoeft
                                      ------------------


                                      Todd J. Wolfe

                                      /s/ Todd J. Wolfe
                                      ------------------


                                      Tina D. Mercer

                                      /s/ Tina D. Mercer
                                      ------------------



                           Purchaser: Nelnet, Inc.

                                      By:      /s/ Chuck Hosea
                                               ---------------
                                               Chuck Hosea
                                               Executive Director

                                                                    Exhibit 2.17

                         Schedule of Membership Interest
                                Prior to Closing


                              David A. Hoeft 45.6%

                               Todd J. Wolfe 46.5%

Tina D. Mercer 7.9%


                         Schedule of Membership Interest

After Wolfe Purchase of 1.9% of Mercer's Interest

Prior to Closing


                              David A. Hoeft 45.6%

                               Todd J. Wolfe 48.4%

Tina D. Mercer 6.0%

                         Schedule of Membership Interest
                             After Closing And After

David A. Hoeft 18.85%

Todd J. Wolfe  25.15%

Tina D. Mercer 6.0%

Nelnet, Inc.   50%